EXHIBIT 99.1

Explanation of Responses

On May 25, 2007, in connection with the closing of an underwritten public offering (the “Offering”) of the common stock, par value $0.01 per share (the “Shares”), of TransDigm Group Incorporated (the “Company”), TD Group Holdings, LLC (the “LLC”) sold 9,714,937 Shares (including shares sold in connection with the exercise by the underwriters of  the over-allotment option) at a public offering price of $35.25 per share, or $33.6637 after giving effect to the underwriting discounts and commissions. In addition, immediately prior to the closing of the Offering, the LLC distributed 26,628 Shares to Michael Graff, a director of the Company, in respect of his membership interests in the LLC. Warburg Pincus Private Equity VIII, L.P., including two affiliated partnerships (“WP VIII”), is the managing member of the LLC, and as such, has voting and investment power over the Shares held by the LLC, including the Shares with respect to which WP VIII does not have a pecuniary interest. WP VIII disclaims beneficial ownership of all Shares to which WP VIII does not have a pecuniary interest. Warburg Pincus Partners LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Entities”). Kewsong Lee, a director of the Company, is a general partner of WP and managing director and member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Lee may be deemed to be the beneficial owner of an indeterminate portion of the Shares beneficially owned by the Warburg Entities. Mr. Lee disclaims beneficial ownership of all Shares held by the LLC. WP Partners LLC and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the Shares held by the LLC. WP Partners LLC and WP LLC disclaim beneficial ownership of all Shares held by the LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Entities.  Messrs. Kaye and Landy disclaim beneficial ownership of all Shares held by the LLC. The address of the Warburg Entities is 466 Lexington Avenue,
New York, New York 10017.